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Exhibit 99.(a)(1)(xii)

[DOVER ACQUISITION CORP. LETTERHEAD]

December 8, 2004

Dear Dover Investments Corporation Stockholder:

        Over the past few months you have received a variety of documents regarding our tender offer for your shares of Dover Investments Corporation for a price of $31.30 per share in cash.

        Our tender offer is very close to completion, but we need your help.

        If you have already tendered your shares, thank you. If you have not as yet done so and have any questions or need assistance, please call Erika Kleczek at my office. Her number is (415) 777-0533.

        Our offer has a deadline of January 11, 2005, unless extended. If we do not get this tender offer completed this opportunity may be lost.

        Thank you for your help in making this tender offer a success.

Sincerely,
/s/ FREDERICK M. WEISSBERG
Frederick M. Weissberg Chairman of the Board and President

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  Exhibit 99.(a)(1)(xii)